Exhibit 10.4

June 25, 2010

Joel B. Kirschbaum, Ph.D.
Director, Office of Technology Management
University of California, San Francisco
185 Berry Street – Suite 46703
San Francisco, CA 94107

Dear Joel,

This letter summarizes the outcome of the discussions between the Regents, Scientific Learning Corporation (“SLC”) and Posit Science Corporation (formerly known as Neuroscience Solutions Corporation) (“NSC”), about amending the sublicense agreement between SLC and NSC (the “Sublicense”) as well as the license agreement between SLC and the Regents (the “License”).

By letter dated August 7, 2003, the Regents consented to the sublicense to NSC, and agreed to the amounts that SLC would be required to pay to the Regents with respect to sales by NSC, including the definition of “Net Sales” that would be used for NSC sales.  The Regents also entered into an Agreement to Accept Assignment of Sublicense and Consent to Exclusive Sublicense with NSC, effective September 30, 2003.

Subject to the consent of the Regents, SLC and NSC have agreed to an Amendment No. 1 to the Sublicense (the “Amendment”), which is attached to this letter.  The Amendment provides for:

a.	Under specified conditions, a gradual reduction in the Pass-Through Royalty rate paid by NSC to SLC and then paid on by SLC to the Regents;

b.	Modified language relating to the allocation of net sales to royalty-bearing and non-royalty-bearing items when a sale involves a Bundled Offering;

c.	A reduction in the rate applicable to Bundled Offerings when NSC needs to pay royalties to three or more patent holders.

We are asking that the Regents consent to the proposed Amendment and confirm that the only payments that will be due from SLC or NSC to the Regents will be the Pass-Through Royalty, as defined in the Sublicense, as amended by the Amendment.

SCIENTIFIC LEARNING CORPORATION		POSIT SCIENCE CORPORATION

By	/s/ Linda L. Carloni	By	/s/ Jeffrey S. Zimman
	Linda L. Carloni		Jeffrey S. Zimman
	SVP, General Counsel		Chairman

On behalf of the Regents of the University of California, the undersigned hereby: (a) consents to the proposed Amendment; (b) concurs in and agrees that the only amounts due from SLC or NSC to the Regents under the License with respect to Net Sales by NSC are the Pass-Through Royalties, as defined in the Sublicense as amended by the Amendment; and (c) agrees that for purposes of computing the royalties payable by SLC to the Regents with respect to sales by NSC, the term “Net Sales” shall be construed in accordance with the definitions and other provisions of the Sublicense, including Section 4.4, and 4.6 thereof, all as amended by the Amendment.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By	/s/ Joel B. Kirschbaum	6/25/10
Joel B. Kirschbaum
Director - OTM